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                                                                     EXHIBIT 5.1

               [Letterhead of Pryor Cashman Sherman & Flynn LLP]

                                                               February 10, 1999

Philips International Realty Corp.
417 Fifth Avenue
New York, New York 10016

Gentlemen and Ladies:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 852,550 shares (the "Shares"), $.01 par value per share, of the common stock of Philips International Realty Corp. (the "Company"), for delivery under the Company's 1997 Stock Option and Long Term Incentive Plan (collectively, the "Plan").

     We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of New York, the Maryland General Corporation Law and the federal laws of the United States of America.

     We have examined such documents as we considered necessary for the purposes of this opinion. Based on such examination, it is our opinion that the Shares have been duly authorized and, upon issuance in accordance with the Plan, will be legally issued, fully-paid and non-assessable under the laws of the State of Maryland (the state of incorporation of the Company).

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ PRYOR CASHMAN SHERMAN & FLYNN LLP